Exhibit 99.1

NEWS

For Immediate Release

AAR Elects General Duncan J. McNabb (ret.) to its Board of Directors

WOOD DALE, Illinois, April 18, 2017 — AAR (NYSE: AIR) announced today that General Duncan J. McNabb, U.S. Air Force (retired),  was elected to the Company’s Board of Directors at today’s quarterly Board meeting.

McNabb served as Commander of the U.S. Air Mobility Command from 2005 to 2007 and Commander of the U.S. Transportation Command (USTRANSCOM) from 2008 until his retirement from the Air Force in 2011. USTRANSCOM is the single manager for global air, land and sea transportation for the Department of Defense (DOD). He also served as DOD’s Distribution Process Owner, overseeing DOD’s end-to-end supply chain, transportation, and distribution to our armed forces worldwide. During his 37 years of service, McNabb’s command and staff assignments included many in the joint area, as well serving as the 33rd Vice Chief of Staff for the U.S. Air Force.

For the last four years, McNabb has been a managing partner at Ares Mobility Solutions Inc., a company he co-founded to increase the efficiency and profitability of international logistics providers.

“We are very pleased to welcome Duncan to our Board of Directors,” said David P. Storch, Chairman, President and Chief Executive Officer of AAR. “We look forward to benefiting from Duncan’s insights gained over his 37 years of distinguished service to the U.S. Government.”

McNabb, 64, serves on the Boards of A.T. Kearney Public Sector & Defense Services, Atlas Air Worldwide, and Elbit Systems of America.

He is a graduate of the U.S. Air Force Academy and a recipient of numerous military awards and decorations. During his time as a command pilot, McNabb amassed more than 5,600 flying hours.

About AAR

AAR is a global aftermarket solutions company that employs more than 5,000 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions.  More information can be found at www.aarcorp.com.

Media contact: Kathleen Cantillon, Vice President of Strategic Communications, at Kathleen.Cantillon@aarcorp.com | 630-227-2081 or email editor@aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2016. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.